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August 12, 1999

Mr. Jesse Fearrington
First Union National Bank
NC 1093
201 South College Street
Charlotte Plaza Suite 1600
Charlotte, NC 28288-1093

                              Re: Engagement Letter

Dear Jesse,

This letter outlines the terms between Cysive, Inc. and First Union National Bank for the performance of certain consulting services in connection with planning and developing an On-Line Home Equity Banking application project (the "Project"). At this time, the following provisions represent our entire and exclusive agreement regarding our work on the Project. While this temporary arrangement proceeds, both parties may negotiate a more detailed agreement to supersede this letter, which shall become effective when signed by both parties.

Under this engagement, Cysive will provide consulting resources, as mutually agreed, on site at First Union facility in Charlotte, NC. The Project will begin during the week of August 16, 1999, and continue through the end of October, 1999, or as otherwise mutually agreed. It is expected that Cysive will begin The Project with three engineers and will staff the Project according to the plan that will be created as part of the Project, or as mutually agreed. Early activities will be analyzing requirements, defining an appropriate architecture, building a project plan, and preparing documentation to be used during development. Tasks will include:

     o         Document a Use Case inventory
     o Define and document a system architecture which will support phase one of the Project
     o         Develop and document a project plan during the week of August 16.
               The project plan will:
               1.       Be consistent with certain First Union practices, such
                        as use of Java, use of WebSphere, and the like
               2.       Determine the level of effort required and document a
                        staffing and resource plan
               3.       Document deliverables
               4.       Document a development and implementation schedule.


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                            First Union National Bank                     Page 2

Subsequent activities will be developing, testing, and implementing the defined system. The system can be described as a flow module with interfaces to system log files, databases, credit bureaus, and decision engines.
Tasks will include:

     o         Perform software development
     o         Prepare system documentation
     o         Plan and perform unit, integration, and system test

Through the course of the Project, the architectural plan or "blueprint" will be analyzed and refined as more is learned about the requirements, the environment, and the behavior of the system. Such refinements will define a scaleable infrastructure capable of supporting enhancements over the long-term future of the system.

Services shall be provided on a time and materials basis at the rate of $215 per hour per engineer, plus out-of-pocket costs of travel and living expenses, which will adhere to the attached First Union "Supplier Travel & Entertainment Expense Policy," dated 7/30/98. Fees are due thirty (30) days from the date of invoice.

Cysive will exercise best efforts to perform services competently and in a workmanlike manner and will not knowingly infringe any third party rights. ALL OTHER WARRANTIES, INCLUDING MERCHANTABILITY, TITLE, ACCURACY, INTEGRATION AND FITNESS ARE DISCLAIMED. Cysive's direct damages are limited to the price paid, and neither party shall be liable for indirect, incidental or consequential damages. Remedies are solely and exclusively limited to repair, replacement or refund.

Subject to payment, First Union will own all right, title and interest in any custom work product we develop hereunder. Cysive will continue to safeguard and protect First Union's confidential and proprietary information during the term of this engagement and at all times thereafter. Any amendment to these terms will be in a writing signed by both parties.

If the foregoing is reasonably acceptable, please sign and return to Cysive. We look forward to working with you on this Project.


Sincerely,                                 Accepted:  First Union National Bank




By:  /s/  Nelson A. Carbonell, Jr.         By:       /s/  Jesse Fearrington
    _______________________________             _______________________________
    Nelson Carbonell, Jr. President


                                           Date:         5/13/1999
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